EXHIBIT 99.1
LUTHER BURBANK CORPORATION REPORTS EARNINGS
FOR THE QUARTER ENDED MARCH 31, 2023

First Quarter 2023 Highlights
•Net income of $13.4 million, or $0.26 per diluted share
•Net interest margin of 1.72%
•Return on average assets and equity of 0.67% and 7.78%, respectively
•Noninterest expense to average assets of 0.84%
•Deposits declined 3.3% to $5.6 billion
•Estimated uninsured deposits of $1.0 billion, or 17.9% of total deposits
•Liquidity ratio increased by 33% to 13.40%(1)
•Borrowing capacity increased by 34% to $2.3 billion
•Nonperforming assets to total assets of 0.06%
•Book value per share of $13.64
•Tangible book value per share of $13.58 (1)

	As of or For the Three Months Ended (2)
(Dollars in thousands, except per share amounts)	March 31, 2023	December 31, 2022	March 31, 2022
Performance Ratios
Return on average assets	0.67%	0.69%	1.28%
Return on average equity	7.78%	8.04%	13.60%
Net interest margin	1.72%	2.01%	2.54%
Efficiency ratio (1)	48.08%	49.23%	34.40%
Income Statement
Net interest income	$33,986	$39,274	$45,034
Net income	$13,442	$13,689	$22,940
Pre-tax, pre-provision net earnings (1)	$18,287	$20,431	$29,580
Diluted earnings per share	$0.26	$0.27	$0.45
Balance Sheet
Total loans	$7,023,479	$7,010,445	$6,366,318
Total deposits	$5,649,494	$5,839,340	$5,601,247
Net charge-off ratio	—%	—%	—%
Nonperforming assets to total assets	0.06%	0.08%	0.03%
Capital
Tier 1 leverage ratio	9.73%	9.72%	10.27%
Book value per share	$13.64	$13.36	$13.00
Tangible book value per share (1)	$13.58	$13.30	$12.93
Growth in tangible book value per share	2.09%	0.87%	0.37%
Dividend declared per share	$—	$0.12	$0.12

(1) See "Non-GAAP Reconciliation" table
(2) Unaudited, with the exception of total loans, deposits and Tier 1 leverage ratio as of December 31, 2022
SANTA ROSA, Calif. (April 25, 2023) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $13.4 million, or $0.26 diluted earnings per common share (“EPS”), for the quarter ended March 31, 2023.

520 Third Street, Fourth Floor, Santa Rosa, CA 95401	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm pleased to report our results for the current quarter, which were impacted by challenges caused by the unprecedented rapid rise in interest rates over the past year and recent volatility within the banking sector. I am resolute in my belief that regional and community financial institutions are integral to a healthy U.S. economy. I'm extremely proud of our team for remaining focused on successfully serving our customers and our communities, while also maintaining the stability of our operations throughout the recent turmoil in the banking industry. During the quarter, we recorded net income of $13.4 million and our net interest margin was 1.72%, both measures reflecting reductions compared to our linked quarter results. These reductions are primarily the result of our interest rate liability sensitivity and the rapidly rising interest rate environment experienced over the past year. Future changes in our cost of funds is difficult to forecast and will likely be driven by competitive market conditions, which notably increased late in the quarter. During the quarter, deposits declined by $190 million as a result of net retail deposit outflows, with over 60% of these outflows occurring after the mid-March bank turmoil. As a precautionary measure, we intentionally increased our on-balance sheet liquidity during the quarter with $494 million of additional borrowings from the Federal Home Loan Bank of San Francisco. Moreover, we expanded our borrowing capacity to $2.3 billion, a 34% increase from the end of last year. During the quarter, loans increased by $13 million, which included modest loan production totaling $90 million. I fully anticipate that we will continue to remain active in our lending markets throughout the year; however, I anticipate that decreased consumer demand and other market related factors, along with our desire to prudently manage our liquidity, will result in lower future loan production volumes."

Ms. Lagomarsino continued, "At the end of the quarter, our percentage of uninsured deposits was estimated at 17.9% of total deposits compared to 22.5% at year end. I'm comfortable that based on our strong capital position, excellent credit quality and enhanced liquidity position that we are well prepared to operate in the current economic environment. At the end of the quarter, our ratio of nonperforming assets to total assets was 0.06%, while our on-balance sheet liquidity ratio increased to 13.4%. In addition, I believe it's important to note that we have never had any exposure to venture capital or cryptocurrency related businesses in either our lending or deposit portfolios.”

Liquidity and Borrowing Capacity
As a result of the recent bank failures, we are closely monitoring our liquidity levels to ensure that we are well-positioned for deposit volatility. During the quarter, we increased our on-balance sheet liquidity by $308.6 million through additional borrowings from the Federal Home Loan Bank of San Francisco ("FHLB"). Usage of our FHLB line to augment our liquidity is consistent with our past borrowing practices. In addition, we supplemented our borrowing capacity by pledging substantially all of our investment portfolio, as well as the majority of previously unpledged loans to the FHLB and Federal Reserve Bank of San Francisco ("FRB"). Although the Bank has established a $354 million line under FRB's new Bank Term Funding Program and expanded its discount window capacity, we have not utilized either line during the current year. At the end of the quarter, our total liquidity, as shown below, represented 314% of our uninsured deposit balances. As of March 31, 2023, we maintained the following liquidity position:

(Dollars in thousands)	As of March 31, 2023	% of Assets
Unrestricted cash & cash equivalents	$508,233	6.12%
Unpledged liquid securities	33,505	0.40%
Unutilized brokered deposit capacity(1)	304,024	3.66%
Unutilized FHLB borrowing capacity(2)(3)	1,135,446	13.68%
Unutilized FRB borrowing capacity(2)	1,150,979	13.86%
Commercial lines of credit	50,000	0.60%
Total liquidity	$3,182,187	38.33%
(1) Capacity based on internal guidelines.
(2) Capacity based on pledged collateral specific to the FHLB or FRB, as applicable.
(3) Availability to borrow from the FHLB is permitted up to 40% of the Bank assets or $3.3 billion, subject to collateral capacity. At March 31, 2023, we had $1.7 billion and $62.6 million in outstanding advances and letters of credit with the FHLB, respectively.

Income Statement
The Company reported net income of $13.4 million, or $0.26 EPS, for the three months ended March 31, 2023 compared to net income of $13.7 million, or $0.27 EPS, for the linked quarter. Pre-tax, pre-provision net earnings totaled $18.3 million for the three months ended March 31, 2023 compared to $20.4 million for the linked quarter.
Net Interest Income
Net interest income in the first quarter of 2023 was $34.0 million, a decrease of $5.3 million from the fourth quarter of last year, primarily due to higher interest expense on our deposit portfolio and FHLB advances, partially offset by higher interest income on loans. The increase in interest expense on deposits was due to higher interest rates and the increase in interest expense on FHLB advances was due to an increase in the average balance and rate on our advances. The change in loan interest income was primarily due to an increase in the average interest rate of loans, as well as higher income earned on our interest rate swaps. As compared to the linked quarter, the average cost of interest bearing deposits increased by 65 basis points and the average balance and cost of FHLB advances increased by $198.5 million and 43 basis points, respectively, while the average yield on our loan portfolio increased 18 basis points.
As of March 31, 2023, the Company held swaps with an aggregate notional amount of $1.4 billion, carrying a weighted average fixed payment rate of 2.74%, while receiving a federal funds weighted average rate of 4.83%. The Company held two additional interest rate swap agreements with an aggregate notional amount of $400 million that have effective dates of April and June 2023. The Company's swaps provide a hedge against the interest rate risk associated with hybrid adjustable loans in their fixed period, as well as a pool of fixed rate single family loans. The net hedging impact associated with our swaps is reported in interest income on loans.
Net interest margin for the first quarter of 2023 was 1.72% compared to 2.01% for the previous quarter. The decrease in our net interest margin reflects the net impact of an increase in the cost of interest bearing liabilities, partially offset by an increase in the yield on interest earning assets. During the first quarter, the cost of our interest bearing liabilities increased by 62 basis points due to an increase in the cost of our deposits and FHLB advances, while the yield on our interest earning assets increased by 22 basis points primarily due to an increase in our loan yield. Our net interest spread in the first quarter was 1.45%, a decrease of 40 basis points as compared to the linked quarter.
Noninterest Income
Noninterest income for the first quarter of 2023 was $1.2 million, an increase of $264 thousand compared to the fourth quarter of last year. The increase was primarily attributable to an increase in the fair value of equity securities during the current quarter compared to the prior quarter. Changes in fair value are primarily attributable to changes in market interest rates.
Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities and fee income.
Noninterest Expense
Noninterest expense for the first quarter of 2023 was $16.9 million, a decrease of $2.9 million compared to the linked quarter. The decrease was predominantly due to a $1.4 million decrease in compensation costs primarily due to a $2.9 million decrease in salaries and related benefits related to a reduction in our lending workforce at the end of 2022, partially offset by a $1.6 million decline in capitalized loan origination costs due to lower loan origination volume. Noninterest expense was also positively impacted by a $537 thousand decline in costs incurred in connection with our previously announced merger with Washington Federal, Inc. ("Washington Federal") compared to the prior quarter. Our efficiency ratio was 48.1% for the quarter ended March 31, 2023 compared to 49.2% for the previous quarter and was impacted by the decrease in noninterest expense, partially offset by the decline in net interest income.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing, professional services and merger related costs.

Balance Sheet
Total assets at March 31, 2023 were $8.3 billion, an increase of $327.8 million, or 4.1%, from December 31, 2022. The increase was primarily due to a $331.0 million increase in cash and cash equivalents as compared to prior year-end. Total liabilities were $7.6 billion at quarter end, an increase of $314.2 million, or 4.3%, from December 31, 2022. The increase in total liabilities was primarily attributable to a $493.5 million increase in FHLB advances, partially offset by a $189.8 million decline in our deposits.
Loans
Total loans at March 31, 2023 were $7.0 billion, an increase of 0.2% compared to the prior year end. The change in loans during the three months ended March 31, 2023 was primarily attributable to a $25.5 million increase in the fair value of our interest rate swaps. During the quarter, loan origination volume totaled $90.3 million, which was entirely offset by loan prepayments of $105.5 million. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 66.8% and 32.9%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid-adjustable rate multifamily residential and nonresidential commercial real estate loans and totaled $4.7 billion at both March 31, 2023 and December 31, 2022. Our SFR loan portfolio totaled $2.3 billion, as of both the same dates, and consisted primarily of hybrid-adjustable rate loans representing 86.2% and 85.9% of the total as of March 31, 2023 and December 31, 2022, respectively. The remaining portion of our SFR loan portfolio primarily consisted of 30-year fixed rate loans.

Selected Loan Data (1)	As of or For the Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Loan Yield
IPL Portfolio	4.36%	4.07%	3.75%
SFR Loan Portfolio	4.03%	4.08%	2.58%
Loan Originations
IPL Portfolio	$23,380	$108,978	$311,548
SFR Loan Portfolio	$66,927	$166,694	$251,964
Weighted Average Coupon on Loan Originations
IPL Portfolio	6.11%	5.02%	3.29%
SFR Loan Portfolio	6.53%	6.03%	2.93%
Prepayment Speeds
IPL Portfolio	2.97%	4.98%	21.78%
SFR Loan Portfolio	6.79%	6.59%	38.66%
Weighted Average Months to Repricing
IPL Portfolio	32.6	34.8	35.0
SFR Loan Portfolio	81.2	84.1	89.0

(1) This table excludes loan data related to construction loans, which are an insignificant component of our loan portfolio.
During the three months ended March 31, 2023, the Company's internal production of new loans was $90.3 million, a decrease of $191.1 million, or 67.9%, as compared to the linked quarter. Declining loan originations are primarily attributable to slowing demand resulting from the general rise in interest rates, coupled with our desire to achieve a risk adjusted return on new loan volume in light of the higher cost of new funding. During the quarter, the weighted average coupon on IPL and SFR loan originations increased by 109 and 50 basis points, respectively, compared to the linked quarter due to the recent rises in interest rates.
During the current quarter, IPL yields increased 29 basis points compared to the prior quarter due to a $2.3 million increase in income earned on interest rate swaps, as well as the origination of new loans at higher rates throughout the current quarter and the last half of the prior year. These items were partially offset by a $587 thousand decline in loan prepayment fees collected as compared to the linked quarter. IPL prepayment speeds remained low during the current quarter as higher interest rates have slowed purchase and refinance activity. The weighted average interest rate on the prepayment and other principal reduction of IPL loans was 4.55% and 4.16% for the quarters ended March 31, 2023 and December 31, 2022, respectively.
During the three months ended March 31, 2023, SFR portfolio yields decreased by 5 basis points compared to the linked quarter due to a $773 thousand decline in income earned on interest rate swaps, partially offset by the origination of new loans at higher rates throughout the current quarter and the last half of the prior year. The decline in swap income was attributable to the maturity of a swap in February 2023. Consistent with the IPL discussion above, SFR loan portfolio prepayment speeds remained low during the current quarter due to high market interest rates. The weighted average interest rate on the prepayment and other principal reduction of SFR loans was 4.28% and 4.23% for the quarters ended March 31, 2023 and December 31, 2022, respectively.

At March 31, 2023, our entire loan portfolio was secured by real estate collateral and 97% of our loan balances financed multifamily residential ("MFR") or SFR housing having a weighted average loan-to-value ("LTV") of 59.0%. Our MFR portfolio primarily supports workforce housing and had an average loan balance of $1.6 million, with a weighted average debt service coverage ratio of 1.6 times and supporting collateral averaging 13.7 housing units. The SFR portfolio had an average loan balance of $905 thousand and a weighted average borrower credit score at origination/refresh of 759. Our exposure to nonresidential commercial real estate is limited and had an average loan balance of $2.2 million and a weighted average debt service coverage ratio of 2.8 times. Additional detail is provided within the table below as of March 31, 2023:

(Dollars in thousands)	Count	Balance	Weighted Average LTV	% of Total Loans
Multifamily Real Estate	2,741	$4,522,072	56.4%	64.4%
Single Family Real Estate	2,547	2,308,485	64.1%	32.9%
Commercial Real Estate Type:
Mid Rise Office	7	37,615	62.3%	0.5%
Strip Retail	13	23,203	50.3%	0.3%
Medical Office	5	18,466	59.0%	0.3%
Shopping Center	5	17,925	56.6%	0.3%
Low Rise Office	10	17,035	50.9%	0.2%
Unanchored Retail	8	14,540	44.3%	0.2%
Anchored Retail	3	11,479	50.7%	0.2%
More than 50% commercial	10	10,867	47.5%	0.2%
Multi-Tenant Industrial	5	6,961	41.3%	0.1%
Shadow Retail	3	3,915	61.4%	0.1%
Flex Industrial	2	2,367	61.0%	0.0%
Warehouse	3	2,350	44.1%	0.0%
Restaurant	2	1,253	26.1%	0.0%
Other	1	73	14.0%	0.0%
Commercial Real Estate	77	168,049	53.8%	2.4%
Construction (1)	8	24,873	57.7%	0.3%
Total	5,373	$7,023,479	58.8%	100.0%
(1) Construction LTV is calculated based on an "as-completed" property value. Undisbursed commitments for construction loans totaled $13.6 million at March 31, 2023.
Asset Quality
Nonperforming assets totaled $5.0 million, or 0.06% of total assets, at March 31, 2023, compared to $6.5 million, or 0.08% of total assets, at December 31, 2022. The decrease in nonperforming assets was primarily due to two SFR loans returning to performing status during the quarter. Classified loans, which includes loans graded Substandard and of greater risk, totaled $18.4 million and $18.9 million at March 31, 2023 and December 31, 2022, respectively. Criticized loans, which includes loans graded Special Mention and classified loans, were $21.0 million at March 31, 2023 compared to $22.3 million at December 31, 2022. As of March 31, 2023 and December 31, 2022, we had no real estate owned and we have not foreclosed on any collateral since 2015.
The Company adopted the Current Expected Credit Losses ("CECL") methodology on January 1, 2023 resulting in a decrease in the allowance for credit losses ("ACL") on loans of $92 thousand. The CECL methodology was adopted using the modified retrospective method and results for reporting periods beginning January 1, 2023 are reported under the CECL methodology, while prior period results continue to be reported under previously applicable U.S. generally accepted accounting principles ("GAAP"). During the three months ended March 31, 2023, the Company recaptured loan loss provisions of $679 thousand, compared to recording loan loss provisions of $650 thousand during the three months ended December 31, 2022. The reversal during the current quarter was predominantly due to the reversal of a specific reserve previously established on a collateral dependent loan. The provision recorded during the linked quarter was primarily related to loan growth. Our allowance for credit losses on loans to total loans was 0.51% at March 31, 2023 compared to 0.52% at both December 31, 2022 and March 31, 2022.

Investments
Investments were $607.0 million and $620.8 million at March 31, 2023 and December 31, 2022, respectively. Our investment portfolio is generally comprised of U.S. government agency securities, with over 97.9% classified as available for sale ("AFS"). The unrealized losses in the Company's AFS and held to maturity portfolios were $46.9 million and $189 thousand, respectively, and represented 7.73% and 0.03%, respectively, of our total investment portfolio at March 31, 2023. Over 63% of our AFS securities portfolio consisted of floating rate securities with an average repricing period of approximately 14 months. The following table summarizes the amortized cost and the estimated fair value of our investment portfolio as of March 31, 2023.

(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale:
Government and Government Sponsored Entities:
Commercial MBS and CMOs	$358,558	$217	$(25,050)	$333,725
Residential MBS and CMOs	216,656	12	(21,125)	195,543
Agency bonds	41,196	88	(124)	41,160
Other ABS	23,916	—	(917)	22,999
Total available for sale	640,326	317	(47,216)	593,427
Held to maturity:
Government Sponsored Entities:
Residential MBS	3,022	—	(189)	2,833
Other investments	58	—	—	58
Total held to maturity	3,080	—	(189)	2,891
Equity securities	10,506	—	—	10,506
Total investment securities	$653,912	$317	$(47,405)	$606,824
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $131.6 million at March 31, 2023 compared to $147.8 million at December 31, 2022, a decrease of $16.2 million, or 11.0%. This decrease was primarily due to a $9.6 million decrease in the fair value of our swaps during the quarter.
Prepaid expenses and other assets primarily consist of bank-owned life insurance, other investments, prepaid expenses, accrued interest receivable, lease right-of-use assets, fair value adjustments on derivatives and tax related items.
Deposits
Deposits totaled $5.6 billion at March 31, 2023, a decrease of $189.8 million, or 3.3%, from December 31, 2022. Retail deposits decreased $277.4 million, while brokered deposits increased $87.6 million from December 31, 2022. The decline in retail deposits during the quarter accelerated after the events of March 10th and 12th, with 62% of the retail deposit outflows during the quarter occurring after these events. The declines were primarily in money market savings accounts, partially offset by increases in time deposits. Consequently, the proportion of non-maturity deposits within the portfolio decreased to 39.7% compared to 46.3% at December 31, 2022, while our portfolio of time deposits increased to 60.3% from 53.7% at December 31, 2022. The increase in brokered deposits was utilized to partially offset the decline in our retail deposits and further supplement our liquidity position. Our cost of interest bearing deposits was 2.65% during the quarter ended March 31, 2023 compared to 2.00% during the linked quarter. As discussed above, the increase in our cost of interest bearing deposits compared to the prior quarter was predominantly due to interest rate increases in both retail and brokered deposits.
Estimated uninsured deposits represented 17.9% and 22.5% of total deposits as of March 31, 2023 and December 31, 2022, respectively. The following table summarizes our deposit composition by source and segregates balances between estimated insured and uninsured for each deposit category as of March 31, 2023 and December 31, 2022.

	March 31, 2023		December 31, 2022
(Dollars in thousands)	Insured	Uninsured	Insured	Uninsured
Consumer	$3,175,326	$846,762	$3,090,797	$931,454
Business	917,867	166,139	981,692	379,560
Brokered	543,400	—	455,837	—
Total deposits	$4,636,593	$1,012,901	$4,528,326	$1,311,014
FHLB Advances
FHLB advances totaled $1.7 billion and $1.2 billion at March 31, 2023 and December 31, 2022, respectively. The increase in FHLB advances was primarily utilized to supplement our liquidity in response to the unexpected bank closures in March 2023 and offset the declines in retail deposits, discussed above. At March 31, 2023, the weighted average interest rate and weighted average remaining maturity of FHLB advances outstanding was 3.34% and 1.6 years, respectively, compared to 2.64% and 1.7 years, respectively, at December 31, 2022. The increase in the weighted average interest rate was due to the general rise in interest rates.
Other Liabilities
Other liabilities totaled $98.5 million at March 31, 2023 compared to $88.0 million at December 31, 2022, an increase of $10.5 million, or 12.0%. The increase primarily relates to a decline in the fair value of our interest rate swap positions.
Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, lease liabilities, low income housing tax credit investment commitments, fair value adjustments for derivatives, accrued interest payable and the allowance for credit losses on unfunded commitments and other off-balance sheet exposures.
Capital
As of March 31, 2023, the Company was in compliance with all applicable regulatory capital requirements and the Bank qualified as ‘‘well-capitalized’’ for purposes of the FDIC’s prompt corrective action regulations, as summarized in the table below:

	March 31, 2023		December 31, 2022	March 31, 2022	Minimum Required Plus Capital Conservation Buffer	For Well- Capitalized Institution
(Dollars in thousands, unaudited)	Capital Ratio	Excess Capital (2)	Capital Ratio	Capital Ratio	Capital Ratio	Capital Ratio
Luther Burbank Corporation
Tier 1 Leverage Ratio	9.73%	$464,068	9.72%	10.27%	N/A	N/A
Common Equity Tier 1 Risk-Based Ratio	17.18%	430,201	16.80%	16.97%	7.00%	N/A
Tier 1 Risk-Based Capital Ratio	18.64%	428,644	18.26%	18.52%	8.50%	N/A
Total Risk-Based Capital Ratio	19.50%	380,686	19.14%	19.37%	10.50%	N/A
Total Equity to Total Assets	8.38%	N/A	8.56%	9.20%	N/A	N/A
Tangible Stockholders' Equity to Tangible Assets (1)	8.35%	N/A	8.52%	9.16%	N/A	N/A
Luther Burbank Savings
Tier 1 Leverage Ratio	10.73%	$463,750	10.74%	11.35%	N/A	5.00%
Common Equity Tier 1 Risk-Based Ratio	20.56%	572,809	20.19%	20.48%	7.00%	6.50%
Tier 1 Risk-Based Capital Ratio	20.56%	509,436	20.19%	20.48%	8.50%	8.00%
Total Risk-Based Capital Ratio	21.42%	461,534	21.07%	21.33%	10.50%	10.00%

(1) See "Non-GAAP Reconciliation" table
(2) Excess capital is based on the Basel III capital minimums including the capital conservation buffer, with the exception of Tier 1 Leverage Ratios, which are based on the regulatory requirements of 4.00% and 5.00% for the Company and the Bank, respectively.

The Company's stockholders’ equity totaled $696.2 million at March 31, 2023, an increase of $13.6 million, or 2.0%, compared to December 31, 2022. The increase in stockholders' equity was primarily due to net income of $13.4 million during the three months ended March 31, 2023.
Given the pending merger with Washington Federal, and the desire to preserve capital in the current uncertain economic environment, the Company’s Board of Directors is continuing to suspend quarterly cash dividends.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $8.3 billion, total loans of $7.0 billion and total deposits of $5.6 billion as of March 31, 2023. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in the western United States, from ten branches in California, one branch in Washington and lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication and the related management commentary contain, and responses to investor questions may contain, forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control and involve a number of risks and uncertainties. Accordingly, we caution you that any such forward-looking statement is not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors, including, but not limited to, the following: interest rate, liquidity, economic, market, credit, operational, inflation risks associated with our business or industry, including the speed and predictability of changes in these risks; our ability to retain deposits and attract new deposits and loans and the composition and terms of such deposits and loans; our access to other sources of liquidity; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. Federal budget or debt, bank failures or turbulence or uncertainty in domestic or foreign financial markets; any failure to adequately manage the transition from LIBOR as a reference rate; changes in the level of our nonperforming assets and charge-offs; the adequacy of our allowance for credit losses; our management of risks inherent in our real estate loan portfolio, including the seasoning of the portfolio, the level of non-conforming loans, the number of large borrowers, and the risk of a prolonged downturn in the real estate market; significant market concentrations in California and Washington; the occurrence of significant natural or man-made disasters (including fires, earthquakes and terrorist acts), severe weather events, health crises and other catastrophic events; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; political instability or the effects of war or other conflicts, including, but not limited to, the current conflict between Russia and Ukraine; the announced merger with Washington Federal, including delays in the consummation of the merger or litigation or other conditions that may cause the parties to abandon the merger or make the merger more expensive or less beneficial; the impact that the announced merger may have on our ability to attract and retain customers and key personnel, the value of our shares, our expenses, and/or our ability to conduct our business in the ordinary course and execute on our strategies; the performance of our third-party vendors; fraud, financial crimes and fund transfer errors; failures, interruptions, cybersecurity incidents and data breaches involving the our data, technology and systems and those of our customers and third-party providers; rapid technological changes in the financial services industry; any inadequacy in our risk management framework or use of data and/or models; the laws and regulations applicable to our business, and the impact of recent and future legislative and regulatory changes; changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; our involvement from time to time in legal proceedings and examinations and remedial actions by regulators; increased competition in the financial services industry; and changes in our reputation. Other factors include, without limitation, those listed in our annual report on Form 10-K for the year ended December 31, 2022, including under the caption “Risk Factors” in

Item 1A of Part I, subsequent Quarterly Reports on Form 10-Q and other reports or filings we file or make with the SEC. You should not place undue reliance on any of these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Non-GAAP Financial Measures
This news release and related management commentary contain financial measures that are not measures recognized under GAAP, and, therefore, are considered non‐GAAP financial measures, including pre-tax, pre-provision net earnings, efficiency ratio, liquidity ratio, tangible assets, tangible stockholders’ equity, tangible book value per share and tangible stockholders’ equity to tangible assets. Our management uses these non‐GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations. We believe that these non‐GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and other companies, as well as demonstrate the effects of significant changes in the current period. We also believe that investors find these non‐GAAP financial measures useful as they assist investors in understanding our underlying operating performance and the analysis of ongoing operating trends. However, we acknowledge that our non-GAAP financial measures have a number of limitations. You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those we use for the non-GAAP financial measures we disclose, but may calculate them differently. You should understand how we and other companies each calculate non-GAAP financial measures when making comparisons. Reconciliations of these non‐GAAP financial measures to the most directly comparable GAAP measures are provided in the tables below.

Contact
Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com
###

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	March 31, 2023 (unaudited)	December 31, 2022
ASSETS
Cash and cash equivalents	$516,913	$185,895
Available for sale debt securities, at fair value	593,427	607,348
Held to maturity debt securities, at amortized cost	3,080	3,108
Equity securities, at fair value	10,506	10,340
Loans	7,023,479	7,010,445
Allowance for credit losses on loans	(35,914)	(36,685)
Total loans, net	6,987,565	6,973,760
FHLB stock	46,007	32,694
Premises and equipment, net	13,333	13,661
Prepaid expenses and other assets	131,626	147,826
Total assets	$8,302,457	$7,974,632

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,649,494	$5,839,340
FHLB advances	1,701,647	1,208,147
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,816	94,785
Other liabilities	98,482	87,967
Total liabilities	7,606,296	7,292,096
Total stockholders' equity	696,161	682,536
Total liabilities and stockholders' equity	$8,302,457	$7,974,632

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended
(Dollars in thousands except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Interest and fee income:
Loans	$74,604	$70,894	$53,633
Investment securities	5,488	5,082	2,301
Cash and cash equivalents	3,303	1,964	66
Total interest income	83,395	77,940	56,000
Interest expense:
Deposits	37,607	29,465	6,020
FHLB advances	9,262	6,833	3,097
Junior subordinated deferrable interest debentures	966	794	275
Senior debt	1,574	1,574	1,574
Total interest expense	49,409	38,666	10,966
Net interest income before provision for credit losses	33,986	39,274	45,034
(Reversal of) provision for credit losses	(795)	650	(2,500)
Net interest income after provision for credit losses	34,781	38,624	47,534
Noninterest income	1,235	971	58
Noninterest expense	16,934	19,814	15,512
Income before provision for income taxes	19,082	19,781	32,080
Provision for income taxes	5,640	6,092	9,140
Net income	$13,442	$13,689	$22,940
Basic earnings per common share	$0.26	$0.27	$0.45
Diluted earnings per common share	$0.26	$0.27	$0.45

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended
(Dollars in thousands except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
PERFORMANCE RATIOS
Return on average:
Assets	0.67%	0.69%	1.28%
Stockholders' equity	7.78%	8.04%	13.60%
Efficiency ratio (1)	48.08%	49.23%	34.40%
Noninterest expense to average assets	0.84%	1.00%	0.86%
Loan to deposit ratio	124.32%	120.06%	113.66%
Average stockholders' equity to average assets	8.59%	8.56%	9.39%
Dividend payout ratio	—%	44.84%	27.14%
YIELDS/RATES
Yield on loans	4.26%	4.08%	3.41%
Yield on investments	3.57%	3.18%	1.42%
Yield on interest earning assets	4.22%	4.00%	3.16%
Cost of interest bearing deposits	2.65%	2.00%	0.45%
Cost of borrowings	3.22%	2.84%	2.18%
Cost of interest bearing liabilities	2.77%	2.15%	0.70%
Net interest spread	1.45%	1.85%	2.46%
Net interest margin	1.72%	2.01%	2.54%
CAPITAL
Total equity to total assets	8.38%	8.56%	9.20%
Tangible stockholders' equity to tangible assets (1)	8.35%	8.52%	9.16%
Book value per share	$13.64	$13.36	$13.00
Tangible book value per share (1)	$13.58	$13.30	$12.93
ASSET QUALITY
Net charge-offs	$—	$—	$—
Net charge-off ratio	—%	—%	—%
Nonperforming loans to total loans	0.07%	0.09%	0.04%
Nonperforming assets to total assets	0.06%	0.08%	0.03%
Allowance for credit losses on loans to loans held-for-investment	0.51%	0.52%	0.52%
Allowance for credit losses on loans to nonperforming loans	722.62%	566.91%	1,450.81%
Criticized loans	$21,030	$22,348	$20,678
Classified loans	$18,351	$18,935	$13,774
LOAN COMPOSITION
Multifamily residential	$4,522,072	$4,532,312	$4,232,227
Single family residential	$2,308,485	$2,283,628	$1,916,220
Commercial real estate	$168,049	$172,258	$194,354
Construction and land	$24,873	$22,247	$23,517
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$74,756	$100,660	$163,907
Interest bearing transaction accounts	$143,870	$158,068	$172,242
Money market deposit accounts	$2,025,227	$2,446,239	$3,055,723
Time deposits	$3,405,641	$3,134,373	$2,209,375

(1) See "Non-GAAP Reconciliation" table

NON-GAAP RECONCILIATION (UNAUDITED)

	As of or For the Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$19,082	$19,781	$32,080
Plus: (Reversal of) provision for credit losses	(795)	650	(2,500)
Pre-tax, pre-provision net earnings	$18,287	$20,431	$29,580
Efficiency Ratio
Noninterest expense (numerator)	$16,934	$19,814	$15,512
Net interest income	33,986	39,274	45,034
Noninterest income	1,235	971	58
Operating revenue (denominator)	$35,221	$40,245	$45,092
Efficiency ratio	48.08%	49.23%	34.40%
Liquidity Ratio
Unrestricted cash & cash equivalents	$508,233	$185,895	$147,963
Available for sale debt securities, at fair value	593,427	607,348	624,859
Equity securities, at fair value	10,506	10,340	11,116
Total liquid assets (numerator)	$1,112,166	$803,583	$783,938
Total assets (denominator)	$8,302,457	$7,974,632	$7,260,826
Liquidity ratio	13.40%	10.08%	10.80%
Tangible Book Value Per Share
Total assets	$8,302,457	$7,974,632	$7,260,826
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	8,299,160	7,971,335	7,257,529
Less: Total liabilities	(7,606,296)	(7,292,096)	(6,592,826)
Tangible stockholders' equity (numerator)	$692,864	$679,239	$664,703
Period end shares outstanding (denominator)	51,030,877	51,073,272	51,403,914
Tangible book value per share	$13.58	$13.30	$12.93
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$692,864	$679,239	$664,703
Tangible assets (denominator)	$8,299,160	$7,971,335	$7,257,529
Tangible stockholders' equity to tangible assets	8.35%	8.52%	9.16%